Exhibit 99.1
NEWSRELEASE

Robert Mehrabian to be Named Executive Chairman;
Al Pichelli, Chief Executive Officer

THOUSAND OAKS, Calif. – October 23, 2018 – The Board of Directors of Teledyne Technologies Incorporated (NYSE:TDY) announced today that Robert Mehrabian will be named Executive Chairman, effective January 1, 2019. As Executive Chairman, Dr. Mehrabian will remain actively involved with the company with a particular focus on strategy, technology, mergers and acquisitions and margin expansion programs. Dr. Mehrabian’s employment contract has been amended and extended an additional four years to December 2023. In addition, Teledyne’s President and Chief Operating Officer, Al Pichelli, will assume the title of President and Chief Executive Officer. Mr. Pichelli has entered into an employment agreement through December 2021.

“After nearly 38 years of operational leadership and integration of all of Teledyne’s 59 acquisitions, I want to congratulate Al on his well-deserved promotion to CEO,” said Robert Mehrabian, Chairman and Chief Executive Officer. “Al and I will work side by side, leading the development and execution of Teledyne’s growth strategy.”

“Our entire Board is delighted that Robert and Al will continue to serve as Teledyne’s leadership for a number of years,” said Charles Crocker, Lead Director of Teledyne’s Board of Directors.

Teledyne also announced today the following promotions. Jason VanWees, current Senior Vice President, Strategy and Mergers & Acquisitions, will become Executive Vice President with responsibilities including strategy, margin improvement programs and mergers & acquisitions. Stephen F. Blackwood, current Vice President and Treasurer, will become Senior Vice President and Treasurer, overseeing all banking, procurement and treasury functions. Mr. VanWees will continue to report to Dr. Mehrabian, and Mr. Blackwood will report directly to Dr. Mehrabian on procurement initiatives, effective January 1, 2019.

Teledyne Technologies is a leading provider of sophisticated instrumentation, digital imaging products and software, aerospace and defense electronics, and engineered systems. Teledyne Technologies’ operations are primarily located in the United States, Canada, the United Kingdom, and Western and Northern Europe. For more information, visit Teledyne Technologies’ website at www.teledyne.com.

Contact:	Jason VanWees (805) 373-4542